                                                                    EXHIBIT 10.8

                         GEOSYSTEMS GLOBAL CORPORATION
                            1995 STOCK OPTION PLAN
                                AMENDMENT NO. 4
                          --------------------------


     I.  Purpose.  Reference is made to that certain 1995 Stock Option Plan (the
         -------
"Option Plan") of GeoSystems Global Corporation (the "Company"). To the extent not otherwise defined herein, capitalized terms shall have the meaning accorded to them in the Option Plan. The Board of the Company has determined it to be in the best interest of the Company to amend certain provisions of the Option Plan, and in accordance with applicable law, have adopted resolutions authorizing the amendment set forth below. To the extent not expressly amended hereby, the Option Plan shall remain in full force and effect, in accordance with its terms.

     II.  Amendment of Plan.  The Option Plan is amended as follows:
          -----------------
     (i)  Effective immediately the Option Plan is amended to:

          (a) Change the name "GeoSystems Global Corporation" to "MapQuest.com, Inc." each place it appears therein;

          (b) Change the term "Internal Revenue Code of 1954" in Article I,
     Section 1 to "Internal Revenue Code of 1986";

          (c) Delete the third sentence of Article I, Section 2 which describes the makeup of the Committee which administers the Option Plan and substitute the following:

          The Committee shall consist of not less than two (2) members of the Board, each of whom shall be an "outside director" within the meaning of Code Section 162(m) and "non-employee director" within the meaning of Rule 16b-3 (or any successor rule or regulation) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

          (d) Add the following as the third paragraph of Article I, Section 2:

          If the Board does not appoint a Stock Option Committee as provided above, the Board itself shall administer the Plan and the term "Committee" shall be deemed to refer to the Board;

          (e) Add the following as the second paragraph of Article II, Section
     2:

          The maximum number of shares of Common Stock subject to Options that may be granted during any one calendar year to any one individual shall be limited to One Hundred Fifty Thousand (150,000). To the extent required by
     Section 162(m) of the Code and so long as Section 162(m) of the Code is applicable to persons eligible to participate in the Plan, shares of Common Stock subject to the foregoing limit with respect to which the related Option is terminated, surrendered or canceled shall not again be available for grant under this limit; and

          (f) Delete all of the words prior to the colon in the second paragraph in Article IV, Section 8 regarding the definition of "Change of Control" and substitute "A Change in Control shall be deemed to have occurred if."

     (ii) Effective upon the date the Corporation is required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 the Option Plan is amended to delete Article II, Section 4, paragraph (i) which included a repurchase right by the Corporation with respect to shares issued upon option exercise.

                                      -3-